EXHIBIT 99.3

                             COMPENSATION AGREEMENT

         Agreement dated as of the 27th day of May 1999 by and between ___________ ("WARRANT HOLDER") and Imaging Technologies Corporation, a Delaware corporation ("Company").

                                   WITNESSETH

         WHEREAS, WARRANT HOLDER provides and has provided services (the "Services") to the Company.

         WHEREAS, as part of the overall compensation to be paid to WARRANT HOLDER for such Services, Company has previously granted WARRANT HOLDER Warrants to purchase an aggregate of ___,___ shares of the Company's Common Stock (the "Warrants") upon the terms and conditions set forth in the Warrant Certificate dated May 27, 1999 (the "Warrant Certificate") and attached hereto as Exhibit 99.2.

         WHEREAS, Company and WARRANT HOLDER now wish to memorialize, in writing, certain agreements and understandings existing between them at the time the Warrant Certificate was executed.

         NOW, THEREFORE, in consideration of the above premises, the parties hereto agree as follows:

         1. Company and WARRANT HOLDER acknowledge and agree that the Warrants were granted as compensation for the Services and not for any capital-raising purposes or in connection with any capital-raising activities.

         2. The Warrants are not assignable or transferable except in connection with the WARRANT HOLDER's death.

         3. This agreement is intended solely to memorialize the agreement and understanding existing between WARRANT HOLDER and Company at the time the Warrants were granted and the Warrant Certificate was executed. Nothing herein or in the Warrant Certificate is intended to provide WARRANT HOLDER with the right to remain in the Company's service for any specific period.

         IN WITNESS WHEREOF, the parties hereto have executed this agreement as of the date first above written.

                                     IMAGING TECHNOLOGIES CORPORATION

                                      By: --------------------------------

                                      Its: -------------------------------

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WARRANT HOLDER's Printed Name